Exhibit 10.2

PROMISSORY NOTE

January 23, 2006

$1,500,000.00

FOR VALUE RECEIVED, the undersigned, HyperFeed Technologies, Inc., a Delaware corporation (“Borrower”), promises to pay to the order of PICO Holdings, Inc., a California corporation (“Lender”), the principal sum of One Million Five Hundred Thousand Dollars and no cents ($1,500,000.00), together with the interest thereon at the rate of seven percent (7%) per annum, commencing on the date hereof and continuing until the principal sum is paid in full. Interest shall be computed on the basis of a 365-day year.

The entire unpaid principal balance of, and all interest under, this Promissory Note shall be due and payable not later than February 28, 2006. The indebtedness evidenced hereby may be prepaid in whole or in part at any time without penalty. Any payment or prepayment shall be applied first to interest and second to principal due and payable hereunder.

Borrower and Lender agree that the loan evidenced by this Promissory Note is expressly conditioned on the agreement and understanding that Borrower will use $500,000 of the amount borrowed to immediately pay off Borrower’s loan from Lakeside Bank in its entirety, and that Borrower shall immediately terminate its credit line with Lakeside Bank. Borrower and Lender also agree that, immediately upon Borrower’s paying off its $500,000 loan from Lakeside Bank and closing its credit line with Lakeside Bank, all of the collateral that Borrower had posted with Lakeside Bank shall be posted as collateral with Lender to secure this Promissory Note and any subsequent borrowings by Borrower. Additionally, Borrower and Lender agree that the loan evidenced by this Promissory Note is expressly conditioned on the agreement and understanding that Borrower will use $75,000 of the amount borrowed to immediately establish a certificate of deposit to serve as collateral for the Letter of Credit Borrower has with Lakeside Bank.

HyperFeed Technologies, Inc. covenants that, if suit be brought to enforce the payment of principal or interest under this Promissory Note, it will pay PICO Holdings, Inc., such other amount as shall be reasonable to cover the cost and expense of collection, including reasonable attorney fees.

HYPERFEED TECHNOLOGIES, INC.

/s/ Gemma Lahera
By: Gemma Lahera
Title: Principal Accounting Officer